Exhibit 4.6













                               KEYSPAN CORPORATION

                                       AND

                            THE CHASE MANHATTAN BANK,

                                   as Trustee




                             -----------------------

                         FORM OF SUPPLEMENTAL INDENTURE
                         RELATING TO JUNIOR SUBORDINATED
                          DEBENTURES ISSUED TO A TRUST

                            Dated as of ______, 200_

                            ------------------------







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                  THIS ______ SUPPLEMENTAL INDENTURE, dated as of ______, 200_, is between KEYSPAN CORPORAITON, doing business as KeySpan Energy, a corporation duly incorporated and existing under the laws of the State of New York and having its principal executive office at One MetroTech Center, Brooklyn, New York 11201 (the "Company"), and THE CHASE MANHATTAN BANK, a corporation organized and existing under the laws of the State of New York, acting as Trustee under the Indenture referred to below (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of November 1, 2000 (the "Indenture"), as amended and supplemented, to provide for the issuance from time to time of its unsecured notes or other evidences of indebtedness to be issued in one or more series (the "Securities"), as provided in the Indenture, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

                  WHEREAS, the Company will sell on the date hereof to KeySpan Trust __, a Delaware statutory business trust ("Trust _"), a series of Securities entitled the "_% Junior Subordinated Deferrable Interest Debentures due 20__" (the "__% Subordinated Debentures");

                  WHEREAS, the Company has duly authorized the execution and delivery of this ____ Supplemental Indenture in order to provide for certain supplements to the Indenture which shall only be applicable to the __% Subordinated Debentures;

                  WHEREAS, all acts and things necessary to make this _____ Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this ____ Supplemental Indenture have in all respects been duly authorized;

                  NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of the Securities by the Holders thereof, and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee to supplement the Indenture, only for purposes of the __% Subordinated Debentures, as follows:

         SECTION 1.        AMENDMENTS TO THE INDENTURE

         1.1 Amendment to Section 101 of the Indenture. Section 101 of the Indenture is hereby amended solely with respect to the __% Subordinated Debentures (a) by adding the following sentence as the third paragraph thereof:

     "The terms "Common Securities," "Guarantee, " "Preferred Securities," "Property Trustee" and "Regular Trustees" shall have the meanings ascribed to them in the Trust __ Declaration."; and

(b) by adding the following new definitions thereto, in the appropriate alphabetical sequence:

          "__%   Subordinated   Debentures"   means  the  Company's  __%  Junior
     Subordinated Debentures due 20__.

          "Creditor" has the meaning specified in Section 1011.

          "Trust __ Declaration" means the Amended and Restated Declaration of Trust, dated as of _____, 200_ among the Company and the trustees named therein.

          "Extension Period" has the meaning specified in Section 313.

          "Trust _" means Keyspan Trust __, a Delaware statutory business trust.

     1.2 Amendment of Article 3 of the Indenture. Article 3 is amended by adding the following Section 313 at the end thereof:

Section 313. Deferrals of Interest Payment Dates for the __% Subordinated Debentures.

                           (a) The Company shall have the right at any time, on one or more occasions, so long as an Event of Default has not occurred and is not continuing under the Indenture, to extend any interest payment period on the __% Subordinated Debentures for a period (an "Extension Period") not to exceed [ten][twenty] consecutive [semi-annual][quarterly] interest payment periods; provided that the date on which such Extension Period ends must be on an Interest Payment Date and must be no later than ___________ __, ____ or any date on which any __% Subordinated Debenture is fixed for redemption, and, as a consequence, the [semi-annual][quarterly] interest payment on the __% Subordinated Debentures would be deferred (but would continue to accrue with interest thereon compounded [semi-annually][quarterly] at the rate of interest on the __% Subordinated Debentures, except to the extent payment of such interest is prohibited by law) during any such Extension Period. On the Interest Payment Date at the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (compounded [semi-annually][quarterly], at the rate of interest on the __% Subordinated Debentures, except to the extent payment of such interest is prohibited by law) to the date of payment, to the persons in whose name the __% Subordinated Debentures are registered on the Regular Record Date immediately preceding the Interest Payment Date at the end of such Extension Period. The Company shall give written notice to the Regular Trustees, the Property Trustee and the Trustee of its election of such Extension Period one Business Day before the earlier of (i) the next succeeding date on which distributions on the Preferred Securities of Trust __ are payable or (ii) the date Trust __ is required to give notice of the record date or the date such distributions are payable to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities issued by Trust __, but in any event at least one Business Day before such record date. During any Extension Period, the Company may continue to extend the interest payment period by extending the Extension Period, on one or more occasions by giving notice as aforesaid; provided that such Extension Period, as extended, must end on an Interest Payment Date and in no event shall the aggregate Extension Period, as extended, exceed [ten][twenty] consecutive [semi-annual][quarterly] interest payment periods or extend beyond ___________ __, ____ or any date on which any of the __% Subordinated Debentures are fixed for redemption. No interest shall be due and payable on the __% Subordinated Debentures during an Extension Period except at the end thereof.

                           (b) So long as any Preferred Securities and Common Securities of Trust __ remain outstanding, if (i) there shall have occurred any Event of Default with respect to the __% Subordinated Debentures, (ii) the Company shall be in default with respect to its payment of any obligations under its Guarantee with respect to Trust __ or (iii) the Company shall have given notice of its election of an Extension Period as provided herein and shall not have rescinded such notice, or such Extension Period or any extension thereof shall be continuing, then the Company shall not, and shall not permit any Subsidiary to (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank on a parity with or junior in interest to the __% Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks on a parity with or junior in interest to the __% Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee made by the Company in respect of the Preferred Securities and Common Securities of Trust __,
         (c) any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans).

         1.3 Amendment to Section 501 of the Indenture. Section 501 is amended by inserting the following clause (8) and renumbering the existing clause (8) as clause (9):

                  "(8) Trust __ shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with (i) distribution of the Securities held by Trust __ to holders of its securities in liquidation of such holders' interests in Trust __, (ii) redemption of all of the securities issued by Trust __, or (iii) mergers, consolidations or amalgamations, each as permitted by Section 3.15 of the Trust __ Declaration."

          1.4 Amendment to Section 902 of the Indenture. Section 902 is amended to add the following at the end thereof:

                  "For purposes of this Section 902, if the __% Subordinated Debentures are held by Trust __, the consent of not less than __% of the aggregate liquidation amount of the securities issued by Trust __ shall be required in order for such supplemental indenture to be effective."

          1.5 Amendment to Section 1009 of the Indenture. Section 1009 is amended to add the following at the end thereof:

                  "For purposes of this Section 1009, if the __% Subordinated Debentures are held by Trust __, the consent of not less than a majority of the aggregate liquidation amount of the securities issued by Trust __ shall be required in order to waive a covenant."

          1.6 Amendment to Section 513 of the Indenture. Section 513 is amended to add the following at the end thereof:

                  "For purposes of this Section 513, if the __% Subordinated Debentures are held by Trust __, the consent of not less than a majority of the aggregate liquidation amount of the securities issued by Trust __ shall be required in order to waive such default."

          1.7 Amendment to Article Ten of the Indenture. Article Ten of the Indenture is amended to add the following covenant at the end of such
Article:

                  "Section 1011.  Trust Covenants.

                  The Company shall, for so long as Trust __ is in existence:
         (i) maintain directly or indirectly 100% ownership of the common securities of Trust __, (ii) cause Trust __ to remain a statutory business trust and not to be voluntarily dissolved, wound-up, liquidated or terminated, except as provided for in the Trust __ Declaration, (iii) use its commercially reasonable efforts to assure that Trust __ will not be an "investment company" for purposes of the Investment Company Act of 1940, (iv) take no action that would be reasonably likely to cause Trust __ to be classified as an association or as a publicly traded partnership taxable as a corporation for United States federal income tax purposes, and (v) agree to pay all debts and obligations (other than with respect to the securities issued by Trust __) and all costs and expenses of Trust __ (including, but not limited to, all costs and expenses relating to the organization of Trust __, the fees and expenses of the trustees and all costs and expenses relating to the operation of Trust __) and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on Trust __ by the United States, or any other taxing authority, so that the net amounts received and retained by Trust __ after paying such expenses will be equal to the amounts Trust __ would have received had no such costs or expenses been incurred by or imposed on Trust __. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any Person to whom any such debts, obligations, costs, expenses and taxes are owed (each, a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company irrevocable waives any right or remedy to require that any such Creditor take any action against Trust __ or any other Person before proceeding against the Company."

         SECTION 2.        MISCELLANEOUS

     2.1 Form of __% Subordinated Debentures. Attached hereto as Exhibit A is a form of the __% Subordinated Debenture.

     2.2 Separability. In case any provision in this _____ Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     2.3 Continuance of Indenture. This _____ Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this _____ Supplemental Indenture, shall continue in full force and effect.

     2.4 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this _____ Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

     2.5 Governing Law. This _____ Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     2.6 Defined Terms. All capitalized terms used in this _____ Supplemental Indenture which are defined in the Indenture, but not otherwise defined herein, shall have the same meanings assigned to them in the Indenture.

     2.7 Counterparts. This _____ Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


     The  Chase   Manhattan  Bank  hereby  accepts  the  trusts  in  this  _____
Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.


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                  IN WITNESS WHEREOF, the parties hereto have caused this _____
Supplemental Indenture, dated as of ____, 200_, to be duly executed, and their respective Corporate seals to be hereunto affixed and attested, all as of ____, 200_.

                                      KEYSPAN CORPORATION




                                      By: _______________________________
                                      Name:
                                     Title:

Attest:


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                                    THE CHASE MANHATTAN BANK, as Trustee




                                    By: ________________________________
                                      Name:
                                     Title:

Attest:


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